Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Chicken Soup for the Soul Entertainment, Inc. of our report dated May 21, 2021, relating to the financial statements of Sonar Entertainment, Inc. as of December 31, 2020 and 2019, and for the years then ended (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern) appearing in the Form 8-K/A of Chicken Soup for the Soul Entertainment, Inc. filed on July 1, 2021 with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

December 17, 2021